As filed with the Securities and Exchange Commission on January 22, 2009
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREEN BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-1222567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employee Identification Number)
100 North Main Street
Greeneville, Tennessee 37743-4992
(423) 639-5111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
R. Stan Puckett
Chairman and Chief Executive Officer
Green Bankshares, Inc.
100 North Main Street
Greeneville, Tennessee 37743-4992
(423) 639-5111
(Name, address, including zip code, and telephone number including area code, of agent for service)
Copy to:
Bob F. Thompson
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Shares to	Amount to be	Offering Price	Aggregate	Registration
be Registered	Registered	Per Unit (1)	Offering Price(1)	Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value	72,278	$1,000	$72,278,000	$2,840.53
Warrant to Purchase Common Stock, and underlying shares of Common Stock, $2.00 par value	635,504 (2)	$17.06	$10,841,698.24 (3)	$426.08
Total:			$83,119,698.24	$3,266.61

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a).

(2)	In addition to the Series A Preferred Stock, there are being registered hereunder (a) a warrant for the purchase of up to 635,504 shares of common stock with an initial per share exercise price of $17.06 per share, (b) the 635,504 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $17.06.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders named in this prospectus may sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities described herein and we and the selling shareholders named in this prospectus are not soliciting offers to buy the securities described herein in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2009
PROSPECTUS
GREEN BANKSHARES, INC.
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, No Par Value
Liquidation Preference Amount $1,000 Per Share
Warrant to Purchase 635,504 Shares of Common Stock, $2.00 Par Value
635,504 Shares of Common Stock, $2.00 Par Value

     This prospectus relates to the potential resale from time to time by selling security holders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A preferred stock, and a warrant to purchase 635,504 shares of common stock, or the warrant, and the initial issuance by us of any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of Series A preferred stock and the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The Series A preferred stock and the warrant were originally issued by us pursuant to a Letter Agreement dated December 23, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling shareholder or the Treasury, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.
     The initial selling shareholder and its successors, including transferees, which we collectively refer to as the selling shareholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     We will not receive any proceeds from the sale of securities by the selling shareholders but will receive any amount paid by the selling shareholders to exercise the warrant, if any.
     The Series A preferred stock is not listed on an exchange and, unless requested by the initial selling security holder, we do not intend to list the Series A preferred stock on any exchange.
     Our common stock is traded on the NASDAQ Global Select Market under the symbol “GRNB.” On January 21, 2009, the closing sale price of the common stock on the NASDAQ Global Select Market was $9.71 per share. You are urged to obtain current market quotations for the common stock.
     Investing in the Series A preferred stock, the warrants or our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The securities are not savings accounts, deposits or obligations of any bank and are not insured by the FDIC or any other governmental agency.
The date of this prospectus is __________ __, 2009.

     You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

i

PROSPECTUS SUMMARY
     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in the Series A preferred stock, the warrant or our common stock discussed under “Risk Factors.”
     Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Green Bankshares” or the “company” as used in this prospectus refer to Green Bankshares, Inc. and its subsidiaries, including GreenBank, which we sometimes refer to as the bank, our bank subsidiary or our bank. References to the “offering” refer to the sale by the selling shareholders of the shares of our common stock covered by this prospectus.
Green Bankshares, Inc.
     We are the third-largest bank holding company headquartered in Tennessee, with $3.0 billion in assets as of September 30, 2008. Incorporated on February 28, 2000, Green Bankshares is the parent of GreenBank and owns 100% of the capital stock of GreenBank. The primary business of Green Bankshares is operating GreenBank. As of September 30, 2008, we had total deposits of approximately $2.3 billion and shareholders’ equity of $326.5 million.
     As a bank holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board. We are required to file reports with the Federal Reserve Board and are subject to regular examinations by that agency. Shares of our common stock are traded on the NASDAQ Global Select Market under the trading symbol “GRNB.”
     On December 23, 2008, we entered into a Letter Agreement and a Securities Purchase Agreement — Standard Terms with the Treasury, pursuant to which we agreed to issue and sell, and the Treasury agreed to purchase, (i) 72,278 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (ii) a ten year warrant to purchase up to 635,504 shares of our common stock, $2.00 par value, at an initial exercise price of $17.06 per share. The warrant was immediately exercisable upon its issuance and will expire on December 23, 2018.
     We are registering the shares of the Series A preferred stock and the warrant sold to the Treasury pursuant to the transaction described above and elsewhere in this prospectus, as well as the shares of our common stock to be issued upon the exercise of the warrant. We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the securities offered under this prospectus.
     The ratios of earnings to combined fixed charges and preference dividends for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are as follows:

	Nine months ended	Years ended December 31,
	September 30, 2008	2007	2006	2005	2004	2003
Excluding interest on deposits	2.10x	2.87x	4.70x	5.64x	5.98x	5.88x
Including interest on deposits	1.26x	1.47x	1.76x	1.80x	2.20x	2.01x
GreenBank
     GreenBank is a Tennessee chartered commercial bank established in 1890. The principal business of the bank consists of attracting deposits from the general public and investing those funds, together with funds generated from operations and from principal and interest payments on loans, primarily in commercial and residential real estate loans, commercial loans and installment consumer loans. At September 30, 2008, the bank had 65 full-service banking offices located in Greene, Blount, Cocke, Hamblen, Hawkins, Knox, Loudon, McMinn, Monroe, Sullivan, and Washington Counties in East Tennessee and in Davidson, Lawrence, Macon, Montgomery, Rutherford, Smith, Sumner and Williamson Counties in Middle Tennessee. The bank also operates two other full service branches—one located in nearby Madison County, North Carolina and the other in nearby Bristol, Virginia. Further, the bank operates a mortgage banking operation in Knox County, Tennessee.
     The bank also offers other financial services through three wholly-owned subsidiaries. Through Superior Financial Services, Inc., the bank operates eight consumer finance company offices located in Greene, Blount, Hamblen, Washington, Sullivan, Sevier, Knox and Bradley Counties, Tennessee. Through GCB Acceptance Corporation, the bank operates a sub-prime automobile lending company with a sole office in Johnson City, Tennessee. Through Fairway Title Co., the bank operates a title company headquartered in Knox County, Tennessee.
     As of September 30, 2008, the bank employed approximately 789 full-time equivalent employees.
     GreenBank’s deposits are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to applicable limits. Our competitors include larger, multi-state banks, commercial banks, savings and loan associations, consumer and commercial finance companies, credit unions and other financial services companies.
     Our bank is subject to comprehensive regulation, examination and supervision by the Tennessee Department of Financial Institutions, the Board of Governors of the Federal Reserve System and the FDIC.
Corporate Information
     Our principal executive offices are located at 100 North Main Street, Greenville, Tennessee 37743-4992 and our telephone number at these offices is (423) 639-5111. Our internet address is www.greenbankusa.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

RISK FACTORS
You should carefully consider the following risk factors and all other information contained in this prospectus before investing in Green Bankshares. Investing in Green Bankshares involves a high degree of risk. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition or operating results could be materially harmed, the trading price of our common stock could decline and you could lose all or part of your investment. This listing should not be considered as all-inclusive.
We could sustain losses if our asset quality declines further.
     Our earnings are affected by our ability to properly originate, underwrite and service loans. We could sustain losses if we incorrectly assess the creditworthiness of our borrowers or fail to detect or respond to deterioration in asset quality in a timely manner. Recent problems with asset quality have caused, and could continue to cause, our interest income and net interest margin to decrease and our provisions for loan losses to increase, which could adversely affect our results of operations and financial condition. Further increases in non-performing loans would reduce net interest income below levels that would exist if such loans were performing.
Recent negative developments in the financial services industry and U.S. and global credit markets may adversely impact our operations and results.
     Negative developments in the latter half of 2007 and throughout 2008 in the capital markets have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing into 2009. Loan portfolio performances have deteriorated at many institutions resulting from, amongst other factors, a weak economy and a decline in the value of the collateral supporting their loans. The competition for our deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like us, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets compared to recent years. As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement actions. Negative developments in the financial services industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.
Our business is subject to the success of the local economies where we operate.
     Our success significantly depends upon the growth in population, income levels, deposits, residential real estate stability and housing starts in our market areas. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. Adverse economic conditions in our specific market areas could reduce our growth rate, affect the ability of our customers to repay their loans to us and generally affect our financial condition and results of operations. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.
     Continued adverse market or economic conditions in the state of Tennessee may increase the risk that our borrowers will be unable to timely make their loan payments. In addition, the market value of the real estate securing loans as collateral has been and may continue to be adversely affected by continued unfavorable changes in market and economic conditions. As of September 30, 2008, approximately 57% of our loans held for investment were secured by real estate. Of this amount, approximately 27% were commercial real estate loans, 9% were residential real estate loans and 21% were construction and development loans. We experienced increased payment delinquencies with respect to these loans throughout 2008 which negatively impacted our results of operations and a sustained period of increased payment delinquencies, foreclosures or losses caused by continuing adverse market or economic conditions in the state of Tennessee could adversely affect the value of our assets, revenues, results of operations and financial condition.

Continued deterioration in residential real estate construction and development markets could adversely affect our loan portfolio quality and our results of operations.
     During adverse general economic conditions, such as we believe are now being experienced in residential real estate construction nationwide, borrowers involved in the residential real estate construction and development business may suffer above normal financial strain. As the residential real estate development and construction market in our markets has deteriorated, our borrowers in this segment have begun to experience difficulty repaying their obligations to us. As a result, our loans to these borrowers have deteriorated and may deteriorate further and may result in additional charge-offs negatively impacting our results of operations.
An inadequate allowance for loan losses would reduce our earnings.
     The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and takes a charge against earnings with respect to specific loans when their ultimate collectibility is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb losses, or if the bank regulatory authorities require the bank to increase the allowance for loan losses as a part of their examination process, our earnings and capital could be significantly and adversely affected.
Liquidity needs could adversely affect our results of operations and financial condition.
     We rely on dividends from the bank as our primary source of funds. The primary source of funds of the bank are customer deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans which may be more difficult in economically challenging environments like those currently being experienced. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments and general economic conditions. Accordingly, we may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank advances and federal funds lines of credit from correspondent banks. While we believe that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands. We may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.
Changes in interest rates could adversely affect our results of operations and financial condition.
     Changes in interest rates may affect our level of interest income, the primary component of our gross revenue, as well as the level of our interest expense. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities. Accordingly, changes in interest rates could decrease our net interest income. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affects our earnings.
Competition from financial institutions and other financial service providers may adversely affect our profitability.
     The banking business is highly competitive and we experience competition in each of our markets from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other community banks and super-regional and national financial institutions that operate offices in our primary market areas and elsewhere.
     Additionally, we face competition from de novo community banks, including those with senior management who were previously affiliated with other local or regional banks or those controlled by investor groups with strong local business and community ties. These de novo community banks may offer higher deposit rates or lower cost loans in an effort to attract our customers, and may attempt to hire our management and employees.
     We compete with these other financial institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete with an array of financial institutions in our market areas.
If we continue to experience losses at levels that we experienced during the fourth quarter of 2008 we may need to raise additional capital in the future, but that capital may not be available when it is needed.
     We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. While we believe our capital resources will satisfy our capital requirements for the foreseeable future, we may at some point, if we continue to experience losses, need to raise additional capital to support or strengthen our capital position.
     Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure our shareholders that we will be able to raise additional capital if needed on terms acceptable to us. If we cannot raise additional capital when needed, we may be subject to increased regulatory restrictions, including restrictions on our ability to expand our operations.
We rely heavily on the services of key personnel.
     We depend substantially on the strategies and management services of R. Stan Puckett, our Chairman of the Board and Chief Executive Officer. Although we have entered into an employment agreement with him, the loss of the services of Mr. Puckett could have a material adverse effect on our business, results of operations and financial condition. We are also dependent on certain other key officers who have important customer relationships or are instrumental to our operations. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations.
     We believe that our future results will also depend in part upon our attracting and retaining highly skilled and qualified management and sales and marketing personnel, particularly in those areas where we may open new branches.
     Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting or retaining such personnel.
We are subject to extensive regulation that could limit or restrict our activities.
     We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies including the Federal Reserve Board, the FDIC and the Tennessee Department of Financial Institutions. Our regulatory compliance is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.
     The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.
     The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq that are applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. As a result, we have experienced, and may continue to experience, greater compliance costs.
The amount of common stock owned by, and other compensation arrangements with, our officers and directors may make it more difficult to obtain shareholder approval of potential takeovers that they oppose.
     As of December 31, 2008, directors and executive officers beneficially owned approximately 16.9% of our common stock. Agreements with selected members of our senior management also provide for certain payments under various circumstances following a change in control. These compensation arrangements, together with the common stock and option ownership of our board of directors and management, could make it difficult or expensive to obtain majority support for shareholder proposals or potential acquisition proposals.
Our long-term business strategy includes the continuation of growth plans, and our financial condition and results of operations could be affected if our long-term business strategies are not effectively executed.
     Although our primary focus in the near term will be on strengthening our asset quality and organically growing our balance sheet, we intend, over the longer term, to continue pursuing a growth strategy for our business through acquisitions and de novo branching. Our prospects must be considered in light of the risks, expenses and difficulties occasionally encountered by financial services companies in growth stages, which may include the following:
•	Maintaining loan quality;

•	Maintaining adequate management personnel and information systems to oversee such growth; and,

•	Maintaining adequate control and compliance functions.
     Operating Results. There is no assurance that existing offices or future offices will maintain or achieve deposit levels, loan balances or other operating results necessary to avoid losses or produce profits. Our growth and de novo branching strategy necessarily entails growth in overhead expenses as it routinely adds new offices and staff. Our historical results may not be indicative of future results or results that may be achieved as we continue to increase the number and concentration of our branch offices.
     Development of Offices. There are considerable costs involved in opening branches, and new branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, our de novo branches may be expected to negatively impact our earnings during this period of time until the branches reach certain economies of scale.
     Expansion into New Markets. Much of our growth over the last three years has been focused in the highly competitive Nashville, Knoxville and Clarksville metropolitan markets. The customer demographics and financial services offerings in these markets are unlike those found in the East Tennessee markets that we have historically served. In the Nashville, Knoxville and Clarksville markets, we face competition from a wide array of financial institutions. Our expansion into these new markets may be impacted if we are unable to meet customer demands or compete effectively with the financial institutions operating in these markets.
     Regulatory and Economic Factors. Our growth and expansion plans may be adversely affected by a number of regulatory and economic developments or other events. Failure to obtain required regulatory approvals, changes in laws and regulations or other regulatory developments and changes in prevailing economic conditions or other unanticipated events may prevent or adversely affect our continued growth and expansion.

     Failure to successfully address the issues identified above could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our longer term business strategy.
We may face risks with respect to future expansion.
     From time to time we may engage in additional de novo branch expansion as well as the acquisition of other financial institutions or parts of those institutions. We may also consider and enter into new lines of business or offer new products or services. Acquisitions and mergers involve a number of risks, including:
•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	inaccuracies in the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our ability to finance an acquisition and possible dilution to our existing shareholders;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where we lack experience;

•	the introduction of new products and services into our business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations; and

•	the risk of loss of key employees and customers.
     We may incur substantial costs to expand. There can be no assurance that integration efforts for any future mergers or acquisitions will be successful. Also, we may issue equity securities, including common stock and securities convertible into shares of our common stock in connection with future acquisitions, which could cause ownership and economic dilution to our shareholders. There is no assurance that, following any future mergers or acquisitions, our integration efforts will be successful or we, after giving effect to the acquisition, will achieve profits comparable to or better than our historical experience.
We are subject to Tennessee anti-takeover statutes and certain charter provisions which could decrease our chances of being acquired even if the acquisition is in our shareholders’ best interests.
     As a Tennessee corporation, we are subject to various legislative acts which impose restrictions on and require compliance with procedures designed to protect shareholders against unfair or coercive mergers and acquisitions. These statutes may delay or prevent offers to acquire us and increase the difficulty of consummating any such offers, even if the acquisition of us would be in our shareholders’ best interests. Our amended and restated charter also contains provisions which may make it difficult for another entity to acquire us without the approval of a majority of the disinterested directors on our board of directors.
The success and growth of our business will depend on our ability to adapt to technological changes.
     The banking industry and the ability to deliver financial services is becoming more dependent on technological advancement, such as the ability to process loan applications over the Internet, accept electronic signatures, provide process status updates instantly and on-line banking capabilities and other customer expected conveniences that are cost efficient to our business processes. As these technologies are improved in the future, we may, in order to remain competitive, be required to make significant capital expenditures.
Even though our common stock is currently traded on The Nasdaq Global Select Market, the trading volume in our common stock has been thin and the sale of substantial amounts of our common stock in the public market could depress the price of our common stock.
     We cannot say with any certainty when a more active and liquid trading market for our common stock will develop or be sustained. Because of this, our shareholders may not be able to sell their shares at the volumes, prices, or times that they desire.
     We cannot predict the effect, if any, that future sales of our common stock in the market, or availability of shares of our common stock for sale in the market, will have on the market price of our common stock. We, therefore, can give no assurance that sales of substantial amounts of our common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our ability to raise capital through sales of our common stock.
     The market price of our common stock may fluctuate in the future, and these fluctuations may be unrelated to our performance. General market price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.
We may issue additional common stock or other equity securities in the future which could dilute the ownership interest of existing common shareholders.
     In order to maintain our capital at desired levels or required regulatory levels, or to fund future growth, our board of directors may decide from time to time to issue additional shares of common stock, preferred stock or securities convertible into, exchangeable for or representing rights to acquire shares of our common stock. The sale of these shares may significantly dilute our shareholders ownership interest as a shareholder and the per share book value of our common stock. New investors in the future may also have rights, preferences and privileges senior to our current shareholders which may adversely impact our current shareholders.
Our ability to declare and pay dividends is limited by law and by the terms of the Series A preferred stock and we may be unable to pay future dividends.
     We derive our income solely from dividends on the shares of common stock of the bank. The bank’s ability to declare and pay dividends is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to banks that are regulated by the FDIC and the Tennessee Department of Financial Institutions. In addition, the Federal Reserve Board and the terms of the Series A preferred stock may impose restrictions on our ability to pay dividends on our common stock. As a result, we cannot assure our shareholders that we will declare or pay dividends on shares of our common stock in the future.
Holders of our junior subordinated debentures have rights that are senior to those of our common and
Series A preferred shareholders.
     We have supported our continued growth through the issuance of trust preferred securities from special purpose trusts and accompanying junior subordinated debentures. At December 31, 2008, we had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $88.7 million. Payments of the principal and interest on the trust preferred securities of these trusts are conditionally guaranteed by us. Further, the accompanying junior subordinated debentures we issued to the trusts are senior to our shares of common stock and the Series A preferred stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock or the Series A preferred stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our common stock or Series A preferred stock. We have the right to defer distributions on our junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock or our Series A preferred stock.

The Series A preferred stock impacts net income available to our common shareholders and our earnings per share.
     As long as shares of our Series A preferred stock are outstanding, no dividends may be paid on our common stock unless all dividends on the Series A preferred stock have been paid in full. Additionally, for so long as the Treasury owns shares of the Series A preferred stock, we are not permitted to pay cash dividends on our common stock in excess of $0.13 per quarter without the Treasury’s consent. The dividends declared on shares of our Series A preferred stock will reduce the net income available to common shareholders and our earnings per common share. Additionally, warrants to purchase our common stock issued to the Treasury, in conjunction with the issuance of the Series A preferred stock, may be dilutive to our earnings per share. The shares of our Series A preferred stock will also receive preferential treatment in the event of our liquidation, dissolution or winding up.
Holders of the Series A preferred stock have rights that are senior to those of our common shareholders.
     The Series A preferred stock that we have issued to the Treasury is senior to our shares of common stock, and holders of the Series A preferred stock have certain rights and preferences that are senior to holders of our common stock. The Series A preferred stock will rank senior to our common stock and all other equity securities of ours designated as ranking junior to the Series A preferred stock. So long as any shares of the Series A preferred stock remain outstanding, unless all accrued and unpaid dividends on shares of the Series A preferred stock for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A preferred stock for all prior dividend periods, other than in certain circumstances described more fully below. See “Description of the Series A Preferred Stock — Ranking”. Furthermore, the Series A preferred stock is entitled to a liquidation preference over shares of our common stock in the event of our liquidation, dissolution or winding up. See “Description of the Series A Preferred Stock — Liquidation Rights”.
Holders of the Series A preferred stock may, under certain circumstances, have the right to elect two directors to our board of directors.
     In the event that we fail to pay dividends on the Series A preferred stock for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of the Series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. See “Description of Series A Preferred Stock — Voting Rights”.
Holders of the Series A preferred stock have limited voting rights.
     Except as otherwise required by law and in connection with the election of directors to our board of directors in the event that we fail to pay dividends on the Series A preferred stock for an aggregate of at least six quarterly dividend periods (whether or not consecutive), holders of the Series A preferred stock have limited voting rights. So long as shares of the Series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or our amended and restated charter, the vote or consent of holders owning at least 66 2/3% of the shares of Series A preferred stock outstanding is required for (1) any authorization or issuance of shares ranking senior to the Series A preferred stock; (2) any amendment to the rights of the Series A preferred stock so as to adversely affect the rights, preferences, privileges or voting power of the Series A preferred stock; or (3) consummation of any merger, share exchange or similar transaction unless the shares of Series A preferred stock remain outstanding, or if we are not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the shares of Series A preferred stock remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the shares of Series A preferred stock. See “Description of the Series A Preferred Stock — Voting Rights”.
FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. The words “expect”, “anticipate”, “intend”, “consider”, “plan”, “believe”, “seek”, “should”, “estimate”, and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. These statements should be considered subject to various risks and uncertainties, and are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors including, without limitation those described above under “Risk Factors,” and (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continued deterioration in the residential real estate market; (iii) lack of sustained growth in the economy in the markets that we serve; (iv) changes in the legislative and regulatory environment; (v) our inability to successfully implement our growth strategy; and (vi) the loss of key personnel. Many of these risks factors are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. We do intend to update or reissue any forward-looking statements contained in this report as a result of new information or other circumstances that may become known to us.
DESCRIPTION OF SERIES A PREFERRED STOCK
     The following is a brief description of the terms of the Series A preferred stock that may be resold by the selling shareholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our amended and restated charter, as amended, including the articles of amendment with respect to the Series A preferred stock, copies of which have been filed with the Securities and Exchange Commission and are also available upon request from us.
General
     Under our amended and restated charter, as amended, our board of directors has the authority to issue 1,000,000 shares of preferred stock with no par value per share without further shareholder approval. Of that number 72,278 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which shares of Series A preferred stock were issued to the initial selling shareholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A preferred stock are validly issued, fully paid and nonassessable.
Ranking
     With respect to the payment of dividends and the amounts to be paid upon liquidation, the shares of Series A preferred stock rank:
•	senior to our common stock and all other equity securities designated as ranking junior to the Series A preferred stock; and

•	at least equally with all other equity securities designated as ranking on parity with the Series A preferred stock as to payment of dividends or the amounts to be paid upon liquidation, as applicable.
     For as long as any shares of Series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all past Dividend Periods (as defined below) are fully paid:

•	no dividend whatsoever may be paid or declared on our common stock or other junior stock or other equity securities designated as ranking pari passu with the Series A preferred stock as to payment of dividends, other than, in the case of shares ranking pari passu with the Series A preferred stock, dividends paid on a pro rata basis with the shares of Series A preferred stock and in the case of common stock and shares ranking pari passu with the Series A preferred stock, dividends payable solely in shares of common stock;

•	no common stock or other junior stock or pari passu with the Series A preferred stock may be purchased, redeemed or otherwise acquired for consideration by us.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking pari passu with or junior to the Series A preferred stock from time to time out of any funds legally available for such payment, and the Series A preferred stock shall not be entitled to participate in any such dividend; provided, however, that the consent of the Treasury will be required for any increase in the dividends paid to the common stock until the earlier of (i) the third anniversary of the date of issue of the shares of Series A preferred stock and (ii) the date on which the shares of Series A preferred stock have been redeemed in whole or the Treasury has transferred all shares of Series A preferred stock to third parties.
Dividends
     Holders of shares of Series A preferred stock, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Series A preferred stock as to payment of dividends, will be entitled to receive, only when, as and if declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cash dividends. These dividends will be payable at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum (the “Dividend Rate”), applied to the $1,000 liquidation preference per share and will be paid quarterly in arrears on the 15th day of February, May, August and November of each year commencing on February 15, 2009 (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of shares of Series A preferred stock will commence upon the date of original issuance of the shares of Series A preferred stock. Dividends will be paid to holders of record on the respective date fixed for that purpose by our board of directors or a committee thereof in advance of payment of each particular dividend.
     The amount of dividends payable per share of Series A preferred stock on each Dividend Payment Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
     We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Tennessee state laws and the bank is subject to the terms and regulations of the Tennessee Department of Financial Institutions relating to the payment of dividends.
Conversion Rights
     The shares of Series A preferred stock are not convertible into shares of any other class or series of our stock.
Redemption
     The Series A preferred stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to us of not less than 25% of the issue price of the shares of Series A preferred stock. A “Qualified Equity Offering” is the sale by us for cash, following the date of issuance of the shares of Series A preferred stock, of common stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve Board. On any date after the first Dividend Payment Date falling on or after the third anniversary of the date of issuance the Series A preferred stock may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption will be at a cash redemption price of $1,000 per share, plus any accrued and unpaid dividends for all prior Dividend Periods for that share. Holders of Series A preferred stock will have no right to require the redemption or repurchase of the Series A preferred stock.
     Any redemption of the Series A preferred stock is subject to prior approval of the Federal Reserve Board. Subject to this limitation or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding Series A preferred stock by tender, in the open market or by private agreement.
Liquidation Rights
     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A preferred stock will be entitled to receive an amount per share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $1,000 per share of Series A preferred stock, plus any accrued and unpaid dividends to the date of payment of the Total Liquidation Amount. Holders of the Series A preferred stock will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A preferred stock.
     If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series A preferred stock and all holders of any shares of our stock ranking as to any such distribution pari passu with the Series A preferred stock, the amounts paid to the holders of Series A preferred stock and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per share has been paid in full to all holders of Series A preferred stock and the liquidation preference of any other shares ranking on parity with the Series A preferred stock has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us will constitute a liquidation, dissolution or winding up of our affairs.
Voting Rights
     Except as indicated below or otherwise required by law, holders of the Series A preferred stock have no voting rights.
     If, and whenever, the dividends on the Series A preferred stock have not been declared and paid for an aggregate of at least six Dividend Periods (whether or not consecutive), the number of directors then constituting our board of directors will be increased by two. Holders of the Series A preferred stock will be entitled to elect the two additional members of our board of directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of the Series A preferred stock.
     Whenever all dividends on the Series A preferred stock have been paid in full then the right of the holders of the Series A preferred stock to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.
     The Series A preferred stock shall have the right to vote separately as a class (with approval requiring the affirmative vote of holders owning at least 66 2/3% of the shares of Series A preferred stock) on (1) any authorization or issuance of shares ranking senior to the Series A preferred stock; (2) any amendment to the rights of the Series A preferred stock so as to adversely affect the rights, preferences, privileges or voting power of the shares of Series A preferred stock; or (3) consummation of any merger, share exchange or similar transaction unless the shares of Series A preferred stock remain outstanding, or if we are not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the Series A preferred stock remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the Series A preferred stock.
Regulatory Capital Treatment
     The Series A preferred stock qualifies as Tier I capital under the Federal Reserve Board’s risk-based capital guidelines applicable to bank holding companies.
DESCRIPTION OF WARRANT
     On December 23, 2008, we issued and sold to the Treasury a ten-year warrant to purchase up to 635,504 shares of our common stock, $2.00 par value, in addition to the 72,278 shares of Series A preferred stock. The warrant was immediately exercisable by the holder and will expire on December 23, 2018. The warrant may be exercised in whole or in part.
     The exercise price of the warrant is $17.06 per share, and reflects the 20 Trading-day trailing average closing price of our common stock on the date the Treasury approved our application to sell the Series A preferred stock to the Treasury.
Exercise of Warrant
     Without the consent of both us and the warrant holder, the warrant may only be exercised on a net basis, meaning the holder does not pay the exercise price to us but instead authorizes us to reduce the shares receivable on exercise of the warrant by the number of shares with a then current market value equal to the exercise price. To exercise the warrant, the holder must present and surrender the warrant and a notice of exercise to us.
Rights of Warrant Holder
     A holder of the warrant as such is not entitled to vote or exercise any of the rights as a stockholder of Green Bankshares until such time as such warrant has been duly exercised. The Treasury has agreed that it will not exercise voting power with respect to any shares of our common stock issued to it upon exercise of the warrant.
Transferability of Warrant
     The warrant and all rights thereunder are transferable, in whole or in part, by a holder upon surrender of the warrant, duly endorsed, to the office or agency of Green Bankshares. Thereafter, a new warrant registered in the name of the designated transferee or transferees will be made and delivered by us. Notwithstanding the foregoing, the Treasury may only transfer or exercise an aggregate of 50% of the warrant prior to the earlier of (i) the date on which we have received aggregate gross proceeds of not less than $72,278,000 from one or more qualified equity offerings (as described above) and (ii) December 31, 2009.
Adjustments to the Warrant
     The number of shares of common stock for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of shares of our common stock, or subdivide, combine or reclassify outstanding shares of our common stock.
     Until the earlier of December 23, 2011 and the date the initial selling security holder no longer holds the warrant (and other than in certain permitted transactions described below, or in a stock split, subdivision, reclassification or combination as described above), if we issue any shares of common stock (or securities convertible or exchangeable for or exercisable into common stock) for no consideration or for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares or convertible securities, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions that will not trigger this adjustment include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by our or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of December 23, 2008.
     If we declare any dividends or distributions on our common stock, other than dividends of our common stock or other dividends or distributions in connection with stock splits, subdivisions, reclassifications or combinations of our common stock, both the number of shares issuable upon exercise of the warrant and the exercise price of the warrant will be adjusted to reflect such distribution.
     If we effect a pro rata repurchase of our common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.
     In the event of a merger, consolidation, statutory share exchange or similar transaction involving us and requiring shareholder approval, or a reclassification of our common stock, the warrant holder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the transaction consideration that would have been payable to the warrant holder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction. For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the warrant holder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.
DESCRIPTION OF GREEN BANKSHARES CAPITAL STOCK
General
     Our authorized capital stock consists of twenty million shares of common stock, par value $2.00 per share, and one million shares of preferred stock, no par value. As of December 31, 2008, 13,112,687 shares of our common stock were outstanding, and 72,278 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A were outstanding. The remaining shares of preferred stock, other than the shares currently issued as Series A preferred stock, may be issued in one or more series with those terms and at those times and for any consideration as our board of directors determines. As of December 31, 2008, 219,729 shares of our common stock were reserved for issuance upon the exercise of outstanding stock options issued under various employee stock incentive plans, and 635,504 shares were reserved for issuance upon exercise of the warrant issued to the Treasury in connection with its acquisition of the Series A preferred stock.
     The following summary of the terms of our capital stock is not intended to be complete and is subject in all respects to the applicable provisions of the Tennessee Business Corporation Act, or TBCA, and is qualified by reference to our amended and restated charter and amended and restated bylaws.

Common Stock
     The outstanding shares of our common stock are fully paid and nonassessable. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of our common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. Our common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock.
     Subject to the preferences applicable to any shares of our preferred stock outstanding at the time, including the Series A preferred stock, holders of our common stock are entitled to dividends when and as declared by our board of directors from legally available funds and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.
Preferred Stock
     We are authorized to issue up to one million shares of preferred stock. As of the date hereof, the 72,278 shares of Series A preferred stock are the only shares of preferred stock outstanding. The outstanding shares of Series A preferred stock have no maturity date and are fully paid and non-assessable. The holders of the shares of Series A preferred stock are entitled to the rights and preferences described above under “Description of Series A Preferred Stock”. Our board of directors may, without further action by our shareholders, issue one or more series of our preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.
Board of Directors; No Cumulative Voting.
     Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. This provision, along with the provision authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a shareholder from removing incumbent directors and gaining control of the board of directors by filling vacancies created by the removal with its own nominees.
     Our shareholders have no cumulative voting rights. The absence of cumulative voting rights means that our shareholders representing a plurality of our shares will be able to elect the entire board of directors and the remaining shareholders representing a minority of our shares will not be able to elect any directors.
Advance Notice Provisions.
     Our amended and restated charter establishes advance notice requirements for shareholder proposals and the nomination (other than by or at the direction of our board of directors or one of its committees) of candidates for election as directors. The advance notice requirements provide that for shareholder business or a shareholder proposal to be brought before a meeting, the shareholder must give notice of the business or proposal in writing no less than 40 and not more than 60 days prior to the meeting, except that if notice or public disclosure of the meeting is effected fewer than 50 days before the meeting, such written notice must be delivered to the corporate secretary not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.
Authorized but Unissued Shares.
     The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it harder or discourage an attempt to obtain control of us by a proxy contest, tender offer, merger or otherwise.

Tennessee Business Combination Act.
     The TBCA provides that an interested shareholder (defined as a person owning, either directly or indirectly, 10% or more of the voting securities in a Tennessee corporation) cannot engage in a business combination with that corporation unless the transaction takes place at least five years after the interested shareholder first becomes an interested shareholder, and unless either the transaction (a) is approved by at least two-thirds of the shares of the corporation not beneficially owned by an interested shareholder or (b) satisfies certain fairness conditions specified in the TBCA relating to the price to be paid to the non-interested shareholders in such transactions.
     These provisions apply to Tennessee corporations unless one of two events occurs. A business combination with an entity can proceed without the five-year moratorium if the business combination or transaction resulting in the shareholder becoming an interested shareholder is approved by the target corporation’s board of directors before that entity becomes an interested shareholder. Alternatively, the corporation may enact an amendment to its charter or bylaws to remove itself entirely from the TBCA. This amendment must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote and may not take effect for at least two years after the vote.
     Our amended and restated charter contains a provision that is substantially similar to the TBCA. Under our amended and restated charter, a business combination (as described therein) must be approved by the affirmative vote of at least 80% of the outstanding shares of voting stock and the affirmative vote of a majority of the outstanding shares of voting stock not including the voting stock beneficially owned by an interested shareholder (defined as a person owning, either directly or indirectly, 10% or more of the voting stock of us). This increased vote, however, is not required if the business combination is approved by a majority of the disinterested directors or if the business combination meets certain conditions specified in the amended and restated charter. The amended and restated charter also provides that this provision shall not be amended or repealed unless approved by both the affirmative vote of at least 80% of the outstanding shares of voting stock and the affirmative vote of a majority of the outstanding shares of voting stock not including shares beneficially owned by the interested shareholder.
Tennessee Control Share Acquisition Act.
     The Tennessee Control Share Acquisition Act takes away the voting rights of a purchaser’s shares any time an acquisition of shares in a Tennessee corporation brings the purchaser’s voting power to 20%, 33-1/3%, or more than 50% of all voting power in such corporation. The purchaser’s voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the acquirer and the officers and inside directors of the corporation.
     The Tennessee Control Share Acquisition Act applies only to a corporation that has adopted a provision in its charter or bylaws declaring that the Tennessee Control Share Acquisition Act will apply.
     Our amended and restated charter has adopted such a provision, and, therefore, we are subject to such act.
Tennessee Greenmail Act.
     The Tennessee Greenmail Act prohibits a Tennessee corporation whose stock is registered or traded on a national securities exchange or registered with the Securities and Exchange Commission, from purchasing, directly or indirectly, any of its shares at a price above the market value of the shares from any person who holds more than 3% of the class of securities to be purchased if such person has held the shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of the class. Under the Tennessee Greenmail Act, the market value of the shares is defined as the average of the highest and lowest closing market price for the shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of the shares has commenced a tender offer or announced an intention to seek control of the corporation.
     Our common stock is traded on the Nasdaq Global Select Market and, therefore, is subject to such act.

Limitation on Liability and Indemnification of Officers and Directors.
     Our amended and restated bylaws provide that we shall indemnify each of our present and future directors and officers, or any person who may have served at our request as a director or officer of another company (and, in either case, his heirs, executors and administrators) to the full extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted unless otherwise prohibited by federal law or regulations.
     Our amended and restated charter provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ours or is or was serving at our request us as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by us to the fullest extent authorized by Tennessee law against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. The right to indemnification conferred by our amended and restated charter continues as to an indemnitee who has ceased to be a director or officer and inures to the benefit of the indemnitee’s heirs, executors and administrators. However, the right to indemnification conferred by our amended and restated charter does not extend to any proceeding (or part thereof) initiated by such indemnitee unless the proceeding (or part thereof) was authorized by our board of directors. The right to indemnification conferred in our amended and restated charter includes the right to be paid by us the expenses incurred in defending any such proceeding in advance of its final disposition if the following conditions are satisfied:
(i)	an undertaking is delivered to us, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal, that such indemnitee is not entitled to be indemnified for such expenses;

(ii)	delivery to us by the indemnitee of a written affirmation by the indemnitee (a) of his good faith belief that he has conducted himself in good faith, (b) that he reasonably believed, in the case of his official capacity with us, that his conduct was in our best interest, (c) that he reasonably believed, in all other cases, that his conduct was at least not opposed to our best interest, and (d) that, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; and

(iii)	a determination is made that the facts then known to those making the determination would not preclude indemnification under Tennessee law.
     Our amended and restated charter also provides that we may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of us to the fullest extent of the provisions of our amended and restated charter with respect to the indemnification and advancement of expenses of directors and officers.
     Our amended and restated charter eliminates, with exceptions, the potential personal liability of a director for monetary damages to us and our shareholders for breach of a duty as a director. There is, however, no elimination of liability for:
•	a breach of the director’s duty of loyalty to us or our shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.
     The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interests, (iii) in all other cases, the director of officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.
USE OF PROCEEDS
     We will not receive any proceeds from any sale of the securities by the selling shareholders and do not expect to receive any proceeds from the exercise of the warrant.
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
     No shares of our senior preferred stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above. The ratios of earnings to fixed charges for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are as follows:
Consolidated Ratios of Earnings to Fixed Charges

	Nine months ended	Years ended December 31,
	September 30, 2008	2007	2006	2005	2004	2003
Excluding interest on deposits	2.10x	2.87x	4.70x	5.64x	5.98x	5.88x
Including interest on deposits	1.26x	1.47x	1.76x	1.80x	2.20x	2.01x
SELLING SHAREHOLDERS
     On December 23, 2008, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling shareholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling shareholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling shareholders are:
•	72,278 shares of Series A preferred stock, representing beneficial ownership of 100% of the shares of Series A preferred stock outstanding on the date of this prospectus;

•	a warrant to purchase 635,504 shares of our common stock; and

•	635,504 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 4.6% of our common stock outstanding as of December 31, 2008.

     For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling shareholders.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling shareholder has sole voting and investment power with respect to the securities.
     We do not know when or in what amounts the selling shareholders may offer the securities for sale. The selling shareholders might not sell any or all of the securities offered by this prospectus. Because the selling shareholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling shareholders after completion of the offering.
     Other than with respect to the acquisition of the securities, the initial selling shareholder has not had a material relationship with us.
     Information about the selling shareholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.
PLAN OF DISTRIBUTION
     The selling shareholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
     In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     In connection with the sale of the securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling shareholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the Series A preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.
     The aggregate proceeds to the selling shareholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

     In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.
     In offering the securities covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling shareholders. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Global Select Market pursuant to Rule 153 under the Securities Act.
     At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
     We do not intend to apply for listing of the Series A preferred stock on any securities exchange or for inclusion of the Series A preferred stock in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A preferred stock.
     We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.
EXPERTS
     The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Dixon Hughes PLLC, an independent registered public accounting firm, as stated in their reports. Such reports are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
     The validity of the shares Series A preferred stock, the warrant, and the common stock offered hereby will be passed upon by Bass, Berry & Sims PLC, Nashville, Tennessee.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. In addition, we file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. Our current Securities and Exchange Commission filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The Securities and Exchange Commission also maintains a website that contains reports, proxy statements, registration statements and other information. The Securities and Exchange Commission website address is www.sec.gov. You may call the Securities and Exchange Commission at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008; June 30, 2008; and September 30, 2008;

•	Our Current Reports on Form 8-K dated January 7, 2008, January 9, 2008, January 18, 2008, January 23, 2008, January 29, 2009, February 29, 2008, April 22, 2008, July 18, 2008, September 4, 2008, October 24, 2008, November 26, 2008, December 2, 2008, December 23, 2008, December 31, 2008 and January 6, 2009; and

•	The description of our common stock, par value $2.00 per share, contained in our Current Report on Form 8-K12G3/A filed with the Securities and Exchange Commission and dated January 22, 2009, including all amendments and reports filed for purposes of updating such description.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

     You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:
Green Bankshares, Inc.
100 North Main Street
Greeneville, Tennessee 37743-4992
Attention: Investor Relations
Telephone: (423) 639-5111

GREEN BANKSHARES, INC.
72,278 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, No Par Value
Liquidation Preference Amount $1,000 Per Share
Warrant to Purchase 635,504 Shares of Common Stock, $2.00 Par Value
635,504 Shares of Common Stock, $2.00 Par Value
The date of this prospectus is ________ __, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Green Bankshares (except any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Fee	$3,267
Legal Fees and Expenses	$10,000
Accounting Fees and Expenses	$5,500
Miscellaneous	$10,000

Total	$28,767

Item 15. Indemnification of Directors and Officers.
     The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.
     The Registrant’s amended and restated charter and amended and restated bylaws provide that the Registrant shall indemnify to the full extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, trustee, or employee of the Registrant or of another corporation if serving at the request of the Registrant. The Registrant’s amended and restated bylaws provide further that the Registrant shall advance expenses to such persons to the full extent allowed by the laws of the State of Tennessee, as now in effect and as hereafter adopted. Under the Registrant’s amended and restated bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a person seeking indemnification may have or acquire both as to action in his or her official capacity and as to action in another capacity.
     The Registrant’s amended and restated charter also provides that no director will be personally liable to the corporation or its shareholders for monetary damages for breach of any fiduciary duty as a director except for liability for (i) any breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for the types of liability set forth in Section 14-18-304 of the TBCA, which provides that directors who vote for unlawful distributions of corporate funds will be held personally liable to the corporation for the amount of any such distribution.
     The Registrant maintains a contract for insurance coverage under which the officers and directors of the Registrant are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such directors and officers.
Item 16. Exhibits.

Exhibit
Number	Description
3.1	Amended and Restated Charter of Green Bankshares, Inc. (Restated for SEC filing purposes only) (1)
3.2	Amended and Restated Bylaws of Green Bankshares, Inc. (Restated for SEC filing purposes only) (2)
4.1	Specimen of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (3)
4.2	Warrant, dated December 23, 2008, to purchase up to 635,504 shares of Common Stock (3)
4.3	Specimen of Common Stock Certificate (4)
4.4	See Exhibits 3.1 and 3.2 for provisions of the Charter and Bylaws defining rights of holders of Common Stock and Fixed Rate Cumulative Perpetual Preferred Stock, Series A
5.1	Opinion of Bass, Berry & Sims PLC as to the legality of the securities to be registered (filed herewith)
12.1	Statement of Earnings to Fixed Charges (filed herewith)
23.1	Consent of Dixon Hughes PLLC (filed herewith)
23.2	Consent of Bass, Berry & Sims PLC, (included in Exhibit 5 filed herewith)
24.1	Power of Attorney (See page II-5 of this Registration Statement)

(1)	Registrant hereby incorporates by reference to the Registrant’s Current Report on Form 8-K12G3/A filed on January 22, 2009.

(2)	Registrant hereby incorporates by reference to the Registrant’s Current Report on Form 8-K filed on November 20, 2007.

(3)	Registrant hereby incorporates by reference to the Registrant’s Current Report on Form 8-K filed on December 23, 2008.

(4)	Registrant hereby incorporates be reference to Registrant’s Registration Statement on Form S-3, as amended (File No. 333-127120).
Item 17. Undertakings.
  Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:
          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
  Item 512(b) of Regulation S-K. That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greeneville, State of Tennessee, on January 22, 2009.

GREEN BANKSHARES, INC.

By:	/s/ R. Stan Puckett

R. Stan Puckett Chairman of the Board and Chief Executive Officer
     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Stan Puckett and James E. Adams and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments and amendment pursuant to Section 462 of the Securities Act) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Stan Puckett R. Stan Puckett	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 22, 2009
/s/ Kenneth R. Vaught Kenneth R. Vaught	President, Chief Operating Officer and Director	January 22, 2009
/s/ James E. Adams James E. Adams	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	January 22, 2009
/s/ Ronald E. Mayberry Ronald E. Mayberry	Director	January 22, 2009
/s/ Martha Bachman Martha Bachman	Director	January 22, 2009
/s/ Bruce Campbell Bruce Campbell	Director	January 22, 2009

/s/ W.T. Daniels W.T. Daniels	Director	January 22, 2009
/s/ Robert K. Leonard Robert K. Leonard	Director	January 22, 2009
/s/ Samuel E. Lynch Samuel E. Lynch	Director	January 22, 2009
/s/ John Tolsma John Tolsma	Director	January 22, 2009
/s/ Charles H. Whitfield, Jr. Charles H. Whitfield, Jr.	Director	January 22, 2009

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amended and Restated Charter of Green Bankshares, Inc. (Restated for SEC filing purposes only)(1)
3.4	Amended and Restated Bylaws of Green Bankshares, Inc. (Restated for SEC filing purposes only)(2)
4.1	Specimen of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (3)
4.2	Warrant, dated December 23, 2008, to purchase up to 635,504 shares of Common Stock (3)
4.3	Specimen of Common Stock Certificate (4)
4.4	See Exhibits 3.1 and 3.2 for provisions of the Charter and Bylaws defining rights of holders of Common Stock and Fixed Rate Cumulative Perpetual Preferred Stock, Series A
5.1	Opinion of Bass, Berry & Sims PLC as to the legality of the securities to be registered (filed herewith)
12.1	Statement of Earnings to Fixed Charges (filed herewith)
23.1	Consent of Dixon Hughes PLLC (filed herewith)
23.2	Consent of Bass, Berry & Sims PLC, (included in Exhibit 5 filed herewith)
24.1	Power of Attorney (See page II-5 of this Registration Statement)

(1)	Registrant hereby incorporates by reference to the Registrant’s Current Report on Form 8-K12G3/A filed on January 22, 2009.

(2)	Registrant hereby incorporates by reference to the Registrant’s Current Report on Form 8-K filed on November 20, 2007.

(3)	Registrant hereby incorporates by reference to the Registrant’s Current Report on Form 8-K filed on December 23, 2008.

(4)	Registrant hereby incorporates be reference to Registrant’s Registration Statement on Form S-3, as amended (File No. 333-127120).